UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 15, 2012

Global Gold Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	02-69494 (Commission File Number)	13-3025550 (IRS Identification No.)

555 Theodore Fremd Avenue, Rye, NY 10580
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 15, 2012, the Company held its 2012 Annual Meeting of Stockholders at its headquarters in Rye, NY.  The matters listed below were submitted to a vote of the Company's stockholders through the solicitation of proxies, and the proposals are described in detail in the Company's Proxy Statement filed with the SEC on April 27, 2012.  The holders of Common Stock entitled to 76,064,472 votes out of the 83,805,475, eligible to vote as of the record date, were present in person or by proxy, which represented approximately 91% of the outstanding shares.  The results of the stockholder vote are as follows:

Proposal 1: Election of Directors

The following individuals were elected to serve as directors to hold office until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualified.

Director Nominee	For	Withhold
Drury J. Gallagher	69,644,456	1,067,217
Harry Gilmore	69,644,356	1,067,317
Nicholas J. Aynilian	69,644,456	1,067,217
Ian C. Hague	69,644,296	1,067,377
Lester Caesar	69,644,356	1,067,317
Van Z. Krikorian	69,644,356	1,067,317

Proposal 2 : Ratification of the Appointment of Sherb & Co., LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2012

Our stockholders ratified the appointment of Sherb & Co., LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

For	Against	Abstain
74,615,648	1,220,993	227,831

 Item 8.01 Other Events

On June 15, 2012, following the Company's 2012 Annual Meeting of Stockholders, there was a review of all the Company's current operations.  The Company discussed plans for the development of the Marjan, Toukhmanuk and Getik properties in Armenia.  The Company also discussed the status of the Amarant payments and conditionally agreed to a revised schedule of remaining debt repayment through August 31, 2012.  The revised schedule is for the balance of $3.25 million, with $500,000 being received on June 6, 2012, and provides additional security to be pledged by Amarant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Gold Corporation

Dated: June 19, 2012	By:	/s/ Van Z. Krikorian
Name: Van Z. Krikorian Title: Chairman and Chief Executive Officer

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